Mail Stop 4561

      February 28, 2006
Thomas A. Fink
Chief Financial Officer
CapitalSource Inc.
4445 Willard Avenue, 12th floor
Chevy Chase, Maryland 20815

      Re:	CapitalSource Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
Forms 10-Q for Quarters Ended March 31, 2005, June 30, 2005 and
September 30, 2005
File No.  001-31753

Dear Mr. Fink:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


   							Sincerely,


      Donald A. Walker, jr.
Senior Assistant Chief Accountant